    As filed with the Securities and Exchange Commission on December 10, 1999

                                                           REGISTRATION NO. 333-

================================================================================
                                    FORM S-8

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                   ----------

                  ONLINE RESOURCES & COMMUNICATIONS CORPORATION
             (Exact name of registrant as specified in its charter)

           DELAWARE                                            52 162 3052
  (State or other jurisdiction                               (I.R.S. Employer
of incorporation or organization)                           Identification No.)

                               7600 COLSHIRE DRIVE
                             MCLEAN, VIRGINIA 22102
               (Address of Principal Executive Offices) (Zip Code)

      ONLINE RESOURCES & COMMUNICATIONS CORPORATION 1989 STOCK OPTION PLAN ONLINE RESOURCES & COMMUNICATIONS CORPORATION 1999 STOCK OPTION PLAN
                            (Full title of the plan)

                                MATTHEW P. LAWLOR
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                  ONLINE RESOURCES & COMMUNICATIONS CORPORATION
                               7600 COLSHIRE DRIVE
                             MCLEAN, VIRGINIA 22102
                     (Name and address of agent for service)

                                 (703) 394-5100
          (Telephone number, including area code, of agent for service)

                                   ----------

                         CALCULATION OF REGISTRATION FEE

=================================================================================================================================
                                                                      Proposed              Proposed
               Title of                      Amount to be             Maximum               Maximum               Amount of
     securities to be registered             registered(1)         Offering price          Aggregate           Registration fee
                                                                    per share(2)       offering price(2)
---------------------------------------- -------------------- ---------------------- ---------------------- ---------------------
Common Stock, $.0001 par value                1,780,503             $   7.55            $ 13,439,668              $ 3,548
                                                757,708             $  11.62            $  8,808,090              $ 2,325
                                                147,715             $  11.62            $  1,716,448              $   453
                                              ---------
                                              2,685,926                                                           $ 6,326
                                              =========

=================================================================================================================================

(1) The number of shares of common stock, par value $.0001 per share ("Common Stock"), stated above consists of the aggregate number of shares which may be sold upon the exercise of options which have been granted and/or may hereafter be granted under (i) the Online Resources & Communications Corporation 1989 Stock Option Plan, (ii) the Online Resources & Communications Corporation 1999 Stock Option Plan (collectively, the "Plans") and (iii) the additional shares of Common Stock previously issued under the Online Resources & Communications Corporation 1989 Stock Option Plan which may be offered for resale (the "Resale Shares"). The maximum number of shares which may be sold upon the exercise of such options granted under the Plans are subject to adjustment in accordance with certain anti-dilution and other provisions of said Plans. Accordingly, pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement covers, in addition to the number of shares stated above, an indeterminate number of shares which may be subject to grant or otherwise issuable after the operation of any such anti-dilution and other provisions.

(2) This calculation is made solely for the purpose of determining the registration fee pursuant to the provisions of Rule 457(h) under the Securities Act as follows: (i) in the case of shares of Common Stock which may be purchased upon exercise of outstanding options, the fee is calculated on the basis of the price at which options may be exercised; and
     (ii) in the case of (A) shares of Common Stock for which options have not yet been granted and the option price of which is therefore unknown, and
     (B) the Resale Shares, the fee is calculated on the basis of the average of the high and low sale prices per share of the Common Stock on the National Market System of the National Association of Securities Dealers Automated Quotation System (NASDAQ) as of a date (DECEMBER 6, 1999) within 5 business days prior to filing this Registration Statement.

================================================================================

                                EXPLANATORY NOTE

     In accordance with the instructional Note to Part I of Form S-8 as promulgated by the Securities and Exchange Commission, the information specified by Part I of Form S-8 has been omitted from this Registration Statement on Form S-8 for offers of Common Stock pursuant to the Plans. The Prospectus filed as part of this Registration Statement has been prepared in accordance with the requirements of Form S-3 and may be used for reofferings and resales of registered shares of Common Stock which have been issued upon the exercise of options which have been granted under the Online Resources & Communications Corporation 1989 Stock Option Plan.

                                   PROSPECTUS

                  ONLINE RESOURCES & COMMUNICATIONS CORPORATION

                         147,715 SHARES OF COMMON STOCK

                             issued pursuant to the

      ONLINE RESOURCES & COMMUNICATIONS CORPORATION 1989 STOCK OPTION PLAN

     We have registered up to 147,715 shares of common stock for sale by the selling stockholders listed on page 11 of this prospectus.

     Each of the shares to be sold were issued upon the exercise of options held by the selling stockholders. The selling stockholders may offer their common stock through transactions on the Nasdaq National Market; in private transactions at current market prices; or at negotiated prices.

     We will not receive any of the proceeds from the selling stockholders' sale of their common stock.

     Our common stock trades on the Nasdaq National Market under the symbol "ORCC." On December 6, 1999, the closing sale price of one share of our common stock as quoted on the Nasdaq National Market was $11.44.

     Our address is Online Resources & Communications Corporation, 7600 Colshire Drive, McLean, Virginia 22102, and our telephone number is (703) 394-5100.

          INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK.
       YOU SHOULD PURCHASE SHARES ONLY IF YOU CAN AFFORD A COMPLETE LOSS.
                     SEE "RISK FACTORS" BEGINNING ON PAGE 4.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               December 10, 1999.

                                TABLE OF CONTENTS

THE COMPANY..................................................................3

RISK FACTORS.................................................................4

FORWARD-LOOKING STATEMENTS...................................................9

USE OF PROCEEDS.............................................................10

SELLING STOCKHOLDERS........................................................10

PLAN OF DISTRIBUTION........................................................12

LEGAL MATTERS...............................................................13

EXPERTS.....................................................................13

WHERE YOU CAN FIND MORE INFORMATION.........................................13

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.............................13




     No person has been authorized in connection with any offering made hereby to give any information or to make any representation not contained in this Prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or any Selling Stockholder. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the Shares offered by this Prospectus, nor does it constitute an offer to sell or a solicitation of an offer to buy any shares of Common Stock offered hereby to any person in any jurisdiction where it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale hereunder shall, under any circumstances, create any implication that information contained herein is correct as of any time subsequent to the date hereof.

                                   THE COMPANY

Online Resources is a leading provider of electronic commerce services that enable our clients to provide Internet and other online banking services to their retail customers. Our clients are regional and community financial institutions. We offer our clients access to our financial electronic commerce network which provides online banking, billpaying and access to complementary financial services. In addition, we provide customer support through our call center and offer a range of marketing and other services and products. Together, our capabilities provide a single source solution to the electronic commerce challenges of our clients.

We provide a financial electronic commerce network through our proprietary Opus(sm) system. The key to our system is the middleware component which connects our clients, their retail customers and financial service providers, and integrates customer and financial data through our three gateways.

Our Access Gateway provides our clients' retail customers with a choice of access either through the Internet or through private communications networks, using either our PC software, our screen-based telephone, or a touch tone telephone. Our patented EFT Gateway enables real-time electronic funds transfer with substantially all U.S. depository financial institutions through various ATM networks. Our Services Gateway links retail customers to our online banking and billpaying services, as well as to other services offered through our third-party partners. These other services presently include loan approval, insurance, investment information and securities trading.

Our goal is to become the leading provider of electronic commerce services to financial institutions by rapidly expanding and enhancing our network. We have developed a multiple channel sales network, including a network of marketing partners that complement our direct sales force. With our ATM network certifications largely completed, we intend to increase the retail customer base by accelerating launches of our financial institution clients. These programs will include expansion of our BankOnline.com Web site to direct potential retail customers to our clients.

We provide a single source solution which we believe enables regional and community financial institutions to offer the breadth of services needed to remain competitive. We bring economies of scale and technical expertise to our clients that would otherwise lack the resources to compete in the rapidly changing, complex financial services industry. We differentiate ourselves by internally developing, integrating and controlling many critical services, such as billpaying and call center support, rather than relying primarily on third-party providers for these services. As a single source vendor, we believe our clients benefit from one point of accountability and control. We believe our solution to the obstacles faced by our clients in connection with electronic commerce provides them with a cost-effective means to retain and expand their customer base, deliver their services more efficiently and strengthen their customer relationships.

                                  RISK FACTORS

     Investing in our common stock is very risky. You should be able to bear a complete loss of your investment. You should carefully consider the following risk factors in addition to the other information in this prospectus and incorporated herein by reference before investing in the shares of common stock offered by this prospectus. This prospectus, including the documents incorporated by reference, contains forward-looking statements that involve risks or uncertainties. Actual events or results may differ materially from those discussed in this prospectus and in the documents incorporated by reference. Factors that could cause or contribute to such differences include, but are not limited to, the factors discussed below as well as those discussed elsewhere in this prospectus and in the documents incorporated by reference.

RISKS PARTICULAR TO ONLINE RESOURCES

WE HAVE A HISTORY OF LOSSES AND COULD CONTINUE TO LOSE MONEY

We have not yet had an operating profit for any quarterly or annual period and are unsure when we will become profitable, if ever. We may not be able to attract and retain enough financial institutions and retail customers to reach profitable levels. We were established in 1989 and a significant portion of our existence has been devoted to developing the proprietary systems and infrastructure needed to implement our business. Profitability in the future will depend upon a number of factors, including our ability to continue to contract with new financial institution clients and to develop and retain a larger retail customer base that uses our services on a regular basis.

OUR QUARTERLY FINANCIAL RESULTS ARE SUBJECT TO SIGNIFICANT FLUCTUATIONS

Our quarterly revenues, expenses and operating results have varied significantly in the past and are likely to vary significantly from quarter to quarter in the future. As a result, our operating results may fall below market analysts' expectations in some future quarters, which could have a material adverse effect on the market price of our stock.

WE MAY NEED TO RAISE CAPITAL TO STAY IN BUSINESS

We may not achieve cash flow break-even and may require additional infusions of capital to sustain operations. This capital may not be available. We may need to raise additional funds sooner than we expect if we incur unforeseen required capital expenditures or substantial operating losses. If adequate funds are not available or are not available on acceptable terms, we may not be able to develop or enhance our services, take advantage of future opportunities or respond to competitive pressures, which could have a material adverse effect on our business.

WE SIGNIFICANTLY RELY ON THIRD PARTIES FOR THE SUCCESS OF OUR MARKETING EFFORTS

We depend upon the assistance of marketing partners who include some or all of our services and related products as a part of their offerings to financial institutions. To date, approximately 59% of our financial institution clients were signed as a result of leads from these marketing partners. Failure by these marketing partners to continue to offer our services and related products could have a material adverse effect on our business.

WE DEPEND UPON OUR FINANCIAL INSTITUTION CLIENTS TO MARKET OUR SERVICES

To market our services to retail customers, we depend primarily upon our financial institution clients. We charge our clients fees based on the number of their retail customers who have enrolled with our clients for online banking services. Therefore, retail customer enrollment affects our revenue and is important to us. Because our clients offer our services under their name, we must depend on those clients to get their customers to use our services. Our financial institution clients may not effectively market our services to their retail customers. Any failure of our clients to effectively market our services could have a material adverse effect on our business.

OUR CO-MARKETING EFFORTS MAY NOT BE SUCCESSFUL

We are relying upon co-marketing programs with our financial institution clients to co-market our services and related products to the retail customers of our clients. Since these co-marketing programs are still in their infancy stages, it is still uncertain whether these programs will result in the increase in acceptance we anticipate for our products and services.

WE MAY NOT BE ABLE TO EXPAND TO MEET INCREASED DEMAND

We may not be able to expand or adapt our services and related products to meet the demands of our financial institution clients and their retail customers quickly or at a reasonable cost. The type and volume of transactions processed through our system and the number of financial institution clients connected to it have been relatively limited to date. We will need to continue to expand and adapt our infrastructure, services and related products to accommodate additional financial institution clients and their retail customers, increased transaction volumes and changing customer requirements. This will require substantial financial, operational and management resources. In the past as we have developed our infrastructure, clients have experienced periods when they were unable to utilize our services. If we are unable to scale our system and processes to support the variety and number of transactions and retail customers who ultimately use our services, our business may be materially adversely affected.

IF WE LOSE A MATERIAL CLIENT, OUR BUSINESS MAY BE ADVERSELY IMPACTED

One of our financial institution clients, Riggs National Bank, accounted for 10.8% of revenue for the year ended December 31, 1998 and less than 9% for the nine months ended September 30, 1999. In addition, another client, California Federal Bank, accounted for 13% of revenue for the nine months ended September 30, 1999. The loss of these contracts in the near term, or the loss of any other material contracts in the future, either directly to a competitor, or indirectly in the event that a financial institution client is acquired by an institution not utilizing our services, or decides to provide these services in-house, could have a material adverse effect on revenues. Loss of any material financial institution contract in the future could also negatively impact our ability to attract and retain other financial institution clients.

WE MAY NOT BE ABLE TO COMPETE WITH LARGER, MORE ESTABLISHED BUSINESSES OFFERING SIMILAR PRODUCTS OR SERVICES

We may not be able to compete with current and potential competitors, many of whom have longer operating histories, greater name recognition, larger, more established customer bases and significantly greater financial, technical and marketing resources. Further, some of our competitors provide or have the ability to provide the same range of services we offer. They could market to our targeted regional and community financial institution client base. Other competitors, such as core banking processors, have broad distribution channels that bundle competing products directly to financial institutions. Also, competitors may compete directly with us by adopting a similar business model or through the acquisition of companies, such as resellers, who provide complimentary products or services.

A significant number of companies offer portions of the services we provide and compete directly with us. For example, the Web servers of some companies compete with our front-end Internet access capabilities. Other software providers have created units to provide on an outsource basis a portion of services like ours. These companies may use billpayers who team with access providers. Also, certain services may be available to retail customers independent of financial institutions such as Intuit's Quicken.com and Yahoo! Finance. Finally, there are some ATM and other networks who provide similar services in addition to connecting to financial institutions.

Many of our competitors may be able to afford more extensive marketing campaigns and more aggressive pricing policies in order to attract financial institutions. Our failure to compete effectively in our markets would have a material adverse effect on our business.

FAILURE TO SUCCESSFULLY IMPLEMENT A SYSTEMS UPGRADE OR CONVERSION MAY ADVERSELY AFFECT OUR REPUTATION AND OUR BUSINESS

We are required from time to time to implement a systems upgrade or conversion. Any failure to accomplish any implementation as intended could cause us to divert significant resources, negatively impact our reputation in the banking industry and delay our ability to increase our business. We may be unable to successfully complete a conversion and any future systems upgrades or conversions.

WE DEPEND ON OUR OFFICERS AND SKILLED EMPLOYEES DUE TO OUR COMPLEX BUSINESS

If we fail to attract, assimilate or retain highly qualified managerial and technical personnel and, in particular, software developers for whom demand is high in all industry markets, our business could be materially adversely affected. Our performance is substantially dependent on the performance of our executive officers and key employees who must be knowledgeable and experienced in both banking and technology. We are also dependent on our ability to retain and motivate high quality personnel, especially management and highly skilled technical teams. The loss of the services of any executive officers or key employees could have a material adverse effect on our business. Our future success also depends on the continuing ability to identify, hire, train and retain other highly qualified managerial and technical personnel. Competition for such personnel is intense.

SYSTEM FAILURES COULD HURT OUR BUSINESS--WE COULD BE LIABLE FOR SOME TYPES OF FAILURES

Like other system operators, our operations are dependent on our ability to protect our system from interruption caused by damage from fire, earthquake, power loss, telecommunications failure, unauthorized entry or other events beyond our control. Our back-up site is located approximately one mile from our headquarters, where most of our computer systems, including processing equipment, is currently operated and maintained. In the event of major disasters, both locations could be equally impacted. Loss of all or part of our systems for a period of time could have a material adverse effect on our business. We may be liable to our clients for breach of contract for interruptions in service. Due to the numerous variables surrounding system disruptions, we cannot predict the extent or amount of any potential liability.

SECURITY BREACHES COULD DISRUPT OUR BUSINESS

Like other system operators, our computer systems may also be vulnerable to computer viruses, hackers, and other disruptive problems caused by unauthorized parties entering our system. Computer attacks or disruptions may jeopardize the security of information stored in and transmitted through the computer systems of our financial institution clients and their retail customers using our services, which may result in significant losses or liability. This, or the perception that our systems may be vulnerable to such attacks or disruptions, also may deter retail customers from using our services.

Data networks are also vulnerable to attacks and disruptions. For example, in a number of public networks, hackers have bypassed firewalls and misappropriated confidential information. It is possible, that despite existing safeguards, an employee could divert retail customer funds while these funds are in our control, exposing us to a risk of loss or litigation and possible liability. In dealing with numerous consumers, it is possible that some level of fraud or error will occur, which may result in erroneous external payments. Losses or liabilities that we incur as a result of any of the foregoing could have a material adverse effect on our business.

WE FACE RISKS RELATING TO THE YEAR 2000 ISSUE

If our systems, the systems of our vendors, the systems of our financial institution clients or their vendors, telecommunications networks, or the systems of the ATM networks or core banking processors are not Year 2000 compliant or are unable to recover from system interruptions which may result from the Year 2000 date change, our business could be materially adversely affected.

WE RELY ON OUR INTELLECTUAL PROPERTY RIGHTS AND PROPRIETARY INFORMATION

We rely on patent and trade secret laws to protect our intellectual property, such as the software and processes which we have developed in connection with our business. If we fail to adequately protect our intellectual property rights and proprietary information or if we become involved in litigation relating to our intellectual property rights, our business could be harmed. Any actions we take may not be adequate to protect our intellectual property rights and other companies may develop technologies that are similar or superior to our intellectual property. Although we believe that our services do not infringe on the intellectual property rights of others and that we have all rights needed to use the intellectual property employed in our business, it is possible that we could become subject to claims alleging infringement of third-party intellectual property rights. Any claims could subject us to litigation, and could require us to pay damages or develop non-infringing intellectual property, any of which could be expensive, or require us to acquire licenses to the intellectual property that is the subject of the alleged infringement.

OUR CERTIFICATE OF INCORPORATION AND BYLAW PROVISIONS MAY PREVENT OR DELAY THIRD PARTIES FROM BUYING YOUR STOCK

Our Restated Certificate of Incorporation authorizes the Board of Directors to issue up to 3,000,000 shares of preferred stock and to determine the price, rights, preferences and privileges, including voting rights, of those shares without any further vote or action by the stockholders. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The Certificate of Incorporation will provide for staggered terms for the members of the Board of Directors. In addition, the Certificate of Incorporation will provide that directors can be removed only for cause and only by a majority of the other directors or by vote of stockholders owning 80% or more of the voting power. Some provisions of our proposed Certificate of Incorporation and Bylaws could have a depressive effect on our stock price or make it more difficult for a third party to acquire a majority of our outstanding voting stock or delay, prevent or deter a merger, acquisition, tender offer or proxy contest.

INDUSTRY RISKS

OUR SERVICES MAY NOT BE BROADLY USED AND ACCEPTED BY CONSUMERS

There is no established history of broad acceptance by retail customers of services like ours and those services may not be accepted in the future. Because our fee structure is designed to establish recurring revenues through monthly usage by retail customers of our financial institution clients, our recurring revenues are dependent on the acceptance of our services by retail customers and their continued use of online banking, billpaying and other financial services.

CONSOLIDATION OF THE BANKING AND FINANCIAL SERVICES INDUSTRY COULD NEGATIVELY IMPACT OUR BUSINESS

The continuing consolidation of the banking and financial services industry could result in a smaller market for our services. Consolidation frequently results in a complete change in the electronic infrastructure of the combined entity. This could result in the termination of our services and related products if the acquiring institution has its own in-house system or outsources to competitive vendors. This would also result in the loss of revenue from actual or potential retail customers of the acquired financial institution.

GOVERNMENT REGULATION COULD INTERFERE WITH OUR BUSINESS

Federal or state agencies may attempt to regulate our activities. In addition, Congress could enact legislation that would require us to comply with data, record keeping, processing and other requirements. We may be subject to additional regulation as the market for our business continues to evolve. The Federal Reserve Board or other Federal or state agencies may adopt new rules and regulations for electronic funds transfers that could lead to increased operating costs and could also reduce the convenience and functionality of our services, possibly resulting in reduced market acceptance.

Because of the growth in the electronic commerce market, Congress has held hearings on whether to regulate providers of services and transactions in the electronic commerce market, and Federal or state authorities could enact laws, rules or regulations affecting our business or operations. If enacted and applied to our business, these laws, rules or regulations could render our business or operations more costly, burdensome, less efficient or impracticable, any of which could have a material adverse effect on our business.

OUR STOCK PRICE HAS BEEN AND MAY CONTINUE TO BE VOLATILE

The market price of the common stock could be subject to significant fluctuations in response to variations in quarterly operating results, our failure to achieve operating results consistent with securities analysts' projections of our performance, and other factors.

The stock market has experienced extreme price and volume fluctuations and volatility that has particularly affected the market prices of many technology, emerging growth and developmental stage companies. Such fluctuations and volatility have often been unrelated or disproportionate to the operating performance of such companies. Factors such as announcements of the introduction of new or enhanced services or related products by us or our competition, announcements of joint development efforts or corporate partnerships in the financial electronic commerce services market, market conditions in the technology, banking, telecommunications and other emerging growth sectors, and rumors relating to us or our competitors may have a significant impact on the market price of the common stock.

                           FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain statements about future events and expectations, which are "forward-looking statements." In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "anticipates," believes," "estimates," "predicts," "potential" or "continue" or the negative of such terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks outlined under "Risk Factors" that may cause our or our industry's actual results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Any statement in this prospectus and the documents incorporated by reference herein that is not a statement of historical fact may be deemed to be a forward-looking statement. These statements include:

     - forecasts of growth in business-to-business electronic commerce, and growth in the number of consumers using online banking and billpaying services;

     - statements regarding Online Resources' preparedness for the Year 2000 date change and trends in Online Resources' revenues, expense levels, and liquidity and capital resources;

     - statements regarding Online Resources' plans for growth of the Financial Services Center; and

     - other statements, including statements containing words such as "anticipate," "believe," "plan," "estimate," "expect," "seek," "intend" and other similar words that signify forward-looking statements.

Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Specific factors that might cause such a difference include, but are not limited to:

     - our history of losses and anticipation of future losses;

     - our dependence on the marketing efforts of third parties;

     - the potential fluctuations in our operating results;

     - our potential need for additional capital;

     - our potential inability to expand our services and related products in the event of substantial increases in demand for these services and related products;

     - our competition;

     - our ability to attract and retain skilled personnel.

     - our reliance on our patents and other intellectual property;

     - the early stage of market adoption of the services we offer; and

     - consolidation of the banking and financial services industry.

Before deciding to purchase our common stock you should carefully consider the risks described in the "Risk Factors" section, in addition to the other information set forth in this prospectus and the documents incorporated by reference herein.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of such statements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform such statement to actual results.

                                 USE OF PROCEEDS

All net proceeds from the sale by selling stockholders of common stock offered in this prospectus will go to the selling stockholders or their pledgees, donees, transferees, or other successors in interest. Accordingly, we will not receive any proceeds from the selling stockholders' sale of the common stock offered hereby.

                              SELLING STOCKHOLDERS

     The selling stockholders are offering hereby shares which have been acquired by them upon the exercise of options granted under the 1989 Plan. In addition to the persons named below, the selling stockholders include certain unnamed non-affiliates, each of whom holds less than the lesser of 1,000 shares or one percent (1%) of the shares of common stock issuable under the 1989 Plan, and who may use this prospectus for reoffers and resales of up to that amount of shares. The names of additional selling stockholders and the number of shares offered hereby by them may be added to this prospectus from time to time by an addendum or supplement to this prospectus. Other persons who acquire shares from the selling stockholders may also be identified as selling stockholders by means of an addendum or supplement to this prospectus.

     The following table lists the selling stockholders and other information regarding the beneficial ownership of the common stock by each of the selling stockholders as of November 15, 1999.

                                                                      Number of               Percentage of
                           Number of Shares           Number of       Shares to be            Class to be
                           Beneficially Owned         Shares Being    Beneficially Owned      Beneficially Owned
Name                       Prior to Offering(1)       Offered         After Offering(2)       After Offering
--------------------------------------------------------------------------------------------------------------
Alexander R. Berry              13,821(3)               6,693                7,128                   *
Carl D. Blandino                38,734(4)              26,775               11,959                   *
James A. Bridges, Jr.            2,677                  2,677                    -                   *
Lynne V. Clifford                2,142(5)               1,071                1,071                   *
Bradley T. DePew                19,994(6)                 196               19,798                   *
Jorge E. Esguerra                2,284                  2,284                    -                   *
Michael H. Ficco                 2,059(7)                 931                1,128                   *
John Fulmer                     18,576(8)               2,231               16,345                   *
Paul Goldwasser                 40,440(9)              12,494               27,946                   *
Ann P. Grason                    1,286(10)              1,071                  215                   *
James Hamrick                    6,692                  6,692                    -                   *
Michael H. Heath                94,056(11)             10,708               83,348                   *
Judy Kirpich                     1,624                  1,624                    -                   *
Henry P. Linsert, Jr.            7,136                  5,354                1,782                   *
Bruce E. McLeod                 17,136                 17,136                    -                   *
Holly J. Palmeri                 6,889(12)                892                5,997                   *
Magnus Rhyu                     32,529(13)             21,420               11,109                   *
Thomas P. Rideout               29,176(14)              6,157               23,019                   *
Robert J. Schmonsees            12,581(15)              9,369                3,212                   *
Bart T. Tiernan                259,215(16)              4,640              254,575                2.3%
John C. Ver Steeg                4,886(17)              2,142                2,744                   *
Barry D. Wessler                 4,015                  4,015                    -                   *
Unnamed non-affiliates           1,375                  1,143                  232                   *

*  Less than 1% of the outstanding shares of common stock.

----------

1       Includes all shares of common stock owned by the selling stockholder and shares of common stock which the selling stockholder has the right to acquire, through the exercise of options and warrants including those granted under the Plans, within 60 days after November 15, 1999.

2       Includes shares of common stock owned by the selling stockholder and shares of common stock which the selling stockholder has the right to acquire, through the exercise of options, other than those being registered hereunder, within 60 days after November 15, 1999. Assumes all shares registered pursuant hereto will be sold, although there can be no assurance that any of the selling stockholders will offer for sale or sell any or all of the common stock offered by them pursuant to this prospectus. Also assumes that no other shares are acquired or transferred by the selling stockholder.

3    Includes 1,188 shares which Mr. Berry has the right to acquire upon exercise of warrants.
4    Includes 11,959 shares which Mr. Blandino has the right to acquire upon exercise of options.
5    Includes 1,071 shares which Ms. Clifford has the right to acquire upon exercise of options.
6    Includes 19,798 shares which Mr. DePew has the right to acquire upon exercise of options.
7    Includes 1,128 shares which Mr. Ficco has the right to acquire upon exercise of options.
8    Includes 4,465 shares which Mr. Fulmer has the right to acquire upon exercise of options.
9    Includes 27,946 shares which Mr. Goldwasser has the right to acquire upon exercise of options.
10   Includes 215 shares which Ms. Grason has the right to acquire upon exercise of options.
11   Includes 78,651 shares which Mr. Heath has the right to acquire upon exercise of options. Mr. Heath has
been a director of the Company since March 1989.
12   Includes 5,997 shares which Ms. Palmeri has the right to acquire upon exercise of options.
13   Includes 11,109 shares which Mr. Rhyu has the right to acquire upon exercise of options.
14   Includes 3,564 and 19,455 shares which Mr. Rideout has the right to acquire upon exercise of warrants and options, respectively.
15   Includes 3,212 shares which Mr. Schmonsees has the right to acquire upon exercise of options.
16   Includes 100,109 shares which Mr. Tiernan has the right to acquire upon exercise of options. Also includes 148,883 shares and 5,583 warrants which Gemelli Partners, L.P. (the "Partnership") holds. Mr. Tiernan is a general partner of the Partnership and has voting and investment power with respect to the Partnership's shares and may be deemed to be the beneficial owner of such shares and warrants. Mr. Tiernan disclaims beneficial ownership of 112,803 and 1,188 of the Partnership's shares and warrants, respectively.
17   Includes 2,744 shares which Mr. VerSteeg has the right to acquire upon exercise of options.

                              PLAN OF DISTRIBUTION

     We are registering the shares on behalf of the selling stockholders. "Selling stockholders", as used in this prospectus, includes donees, pledgees and distributees selling shares received from a named selling stockholder after the date of this prospectus. The selling stockholders may offer their shares at various times in one or more of the following transactions, or in other kinds of transactions:

     -    transactions on the Nasdaq National Market;

     -    in private transactions other than through the Nasdaq National Market;

     -    in connection with short sales of the shares;

     -    by pledge to secure debts and other obligations;

     - in connection with the writing of non-traded and exchange-traded call options, in hedge transactions and in settlement of other transactions in standardized or over-the-counter options; or

     -    in a combination of any of the above transactions.

     The selling stockholders may sell their shares at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices.

     The selling stockholders may use broker-dealers to sell their shares. If this happens, broker-dealers will either receive discounts or commissions from the selling stockholders, or they will receive commissions from purchasers of shares for whom they acted as agents.

     Selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of that Rule.

                                  LEGAL MATTERS

     The validity of the issuance of the shares of Common Stock offered has been passed upon for the Company by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., attorneys of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. and certain members of their families and trusts for their benefit own an aggregate of approximately 1,247 shares of our common stock.

                                     EXPERTS

     The financial statements of Online Resources & Communications Corporation appearing in Online Resources & Communications Corportion's Registration Statement (Form S-1) for the year ended December 31, 1998, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

     We are a public company and file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. Our SEC filings are also available to the public at the SEC's web site at "http://www.sec.gov." In addition, you can read and copy our SEC filings at the office of the National Association of Securities Dealers, Inc. at 1735 K Street, Washington, DC, 20006.

     This prospectus is only part of a Registration Statement on Form S-8 that we have filed with the SEC under the Securities Act and therefore omits certain information contained in the Registration Statement. We have also filed exhibits and schedules with the Registration Statement that are excluded from this prospectus, and you should refer to the applicable exhibit or schedule for a complete description of any statement referring to any contract or other document. You may inspect a copy of the Registration Statement, including the exhibits and schedules, without charge at the public reference room, or obtain a copy from the SEC upon payment of the fees prescribed by the SEC.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to "incorporate by reference" the information we file with it in other documents, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and information we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934. The documents we are incorporating by reference are:

     - Prospectus dated June 4, 1999 filed with the SEC pursuant to Rule 424(b) of the Securities Act;
     - Quarterly Reports on Form 10-Q, for the quarters ended June 30, 1999 and September 30, 1999;
     - The description of the common stock contained in our Registration Statement on Form S-1 filed with the SEC on June 4, 1999, including any amendment or report filed for the purpose of updating such description.

     We will provide any person to whom a copy of this prospectus is delivered, including beneficial owners of our common stock, a copy of any of these filings at no cost, if such person requests such filings by writing or telephoning George E. Northup our Executive Vice President and Chief Financial Officer, at the following address and telephone number:

               Online Resources & Communications Corporation
               7600 Colshire Drive
               McLean, Virginia   2102.

               His telephone number is (703) 394-5100.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents by Reference.

        The following documents filed by the Company with the Commission are incorporated herein by reference:

        (a) The Company's Prospectus, dated June 7, 1999, filed with the Commission pursuant to Rule 424(b) of the Securities Act.

        (b) The Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1999.

        (c) The Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1999.

        (d) The description of the Common Stock contained in the Company's Registration Statement on Form S-1, File No. 333-74777 filed under the Securities Act of 1933, including any amendment or report filed for the purpose of updating such description.

        All reports and other documents filed by the Registrant after the date hereof pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such reports and documents.

Item 4. Description of Securities.

        Not applicable.

Item 5. Interests of Named Experts and Counsel.

        The validity of the issuance of the shares of Common Stock registered under this Registration Statement has been passed upon for the Company by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., attorneys of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. and certain members of their families and trusts for their benefit own an aggregate of approximately 1,247 shares of Common Stock of the Company.

Item 6. Indemnification of Directors and Officers.

        Incorporated herein by reference from the Company's Registration Statement on Form S-1, File No. 333-74777.

Item 7. Exemption from Registration Claimed.

        Not applicable.

Item 8. Exhibits.

         (4.1) Form of Common Stock Certificate (Filed as Exhibit 4.1 to the Registrant's Registration Statement on Form S-1, as amended, File No. 333-74777, and incorporated herein by reference).

         (4.2) Article Fourth of the Amended and Restated Certificate of Incorporation of the Registrant (Filed as Exhibit 3.1 to the Registrant's Registration Statement on Form S-1, File No. 333-74777, and incorporated herein by reference).

         (4.3)  Amended and Restated Bylaws of the Registrant (Filed as Exhibit
                3.2 to the Registrant's Registration Statement on Form S-1, as amended, File No. 333-74777, and incorporated herein by reference).

         (5) Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. as to the legality of shares being registered.

         (23.1) Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
                (included in opinion of counsel filed as Exhibit 5).

         (23.2) Consent of Ernst & Young LLP, independent auditor.

         (24) Power of Attorney to file future amendments (set forth on the signature page of this Registration Statement.)

         (99.1) The Registrant's 1989 Stock Option Plan (Filed as Exhibit 10.2 to the Registrant's Registration Statement on Form S-1, as amended, File No. 333-74777, and incorporated herein by reference).

         (99.2) The Registrant's 1999 Stock Option Plan (Filed as Exhibit 10.7 to the Registrant's Registration Statement on Form S-1, as amended, File No. 333-74777, and incorporated herein by reference).

Item 9. Undertakings.

(a)     The undersigned Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                    (i)      To include any prospectus required by Section 10(a)
               (3) of the Securities Act of 1933;

                    (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement.

                    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

                 Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or
          Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (d) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

                                   SIGNATURES

     The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of McLean, Virginia on this 10 day of December, 1999

                                     ONLINE RESOURCES & COMMUNICATIONS
                                     CORPORATION

                                     By             /s/
                                       --------------------------------
                                       Matthew P. Lawlor
                                       Chairman and Chief Executive Officer

     Each person whose signature appears below constitutes and appoints Matthew
P. Lawlor his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8 of Online Resources & Communications Corporation, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done in or about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                                   Title                           Date
---------                                   -----                           ----
         /s/
----------------------------    Chairman and Chief Executive Officer        December 10, 1999
Matthew P. Lawlor               (principal executive officer)
         /s/
----------------------------    Executive Vice President,                   December 10, 1999
George E. Northup               Chief Financial Officer (principal
                                financial and accounting officer)


          /s/
----------------------------    Director                                     December 10, 1999
Thomas S. Johnson

          /s/
----------------------------    Director                                     December 10, 1999
Joseph J. Spalluto

          /s/
----------------------------    Director                                     December 10, 1999
David A. O'Connor


----------------------------    Director                                    December ___, 1999
Barry F. Fingerhut


----------------------------    Director                                    December ___, 1999
George M. Middlemas


----------------------------    Director                                    December ___, 1999
Michael K. Lee

          /s/
----------------------------    Director                                     December 10, 1999
Michael H. Heath